     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SEPTEMBER 13, 2001
                                                      REGISTRATION NO. 333-70625
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                       CORRECTIONS CORPORATION OF AMERICA
             (Exact name of registrant as specified in its charter)

                       MARYLAND                              62-1763875
             (State or Other Jurisdiction                (I.R.S. Employer
                   of Incorporation)                  Identification Number)

                            10 Burton Hills Boulevard
                           Nashville, Tennessee 37215
                                 (615) 263-3000
                   (Address, including zip code and telephone
                         number, including area code, of
                    registrant's principal executive offices)
                             ----------------------

      CORRECTIONS CORPORATION OF AMERICA 1997 EMPLOYEE SHARE INCENTIVE PLAN (FORMERLY, CCA PRISON REALTY TRUST 1997 EMPLOYEE SHARE INCENTIVE PLAN)
                            (Full title of the plan)
                             ----------------------

           John D. Ferguson                              Copy to:
Chief Executive Officer and President              Albert J. Bart, Esq.
  Corrections Corporation of America     Stokes Bartholomew Evans & Petree, P.A.
       10 Burton Hills Boulevard              424 Church Street, Suite 2800
      Nashville, Tennessee 37215                Nashville, Tennessee 37219
       Telephone: (615) 263-3000                Telephone: (615) 259-1450
       Facsimile: (615) 263-3010                Facsimile: (615) 259-1470

             (Name, address, telephone number and facsimile number,
                   including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

Title of Securities to Be        Amount to Be            Proposed Maximum               Proposed Maximum              Amount of
      Registered                  Registered         Offering Price per Share       Aggregate Offering Price      Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value per share
("Common Stock"), to be
issued pursuant to the
Corrections Corporation
of America 1997
Employee Share
Incentive Plan (the
"Plan")                            200,000(1)                $15.00(2)                    $3,000,000.00                 $750.00
----------------------------------------------------------------------------------------------------------------------------------

         (1) Pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), for the sole purpose of calculating the registration fee, the number of shares of Common Stock to be registered is the number of additional shares authorized to be issued under the Plan and covered by this Post-Effective Amendment. The registrant paid a fee of $8,058.25 to register 1,300,000 shares of Common Stock to be issued under the Plan in the initial filing of this Registration Statement.

         (2) Calculated pursuant to Rule 457(c), as permitted by Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange (the "NYSE") on September 6, 2001 for 200,000 shares of additional shares of Common Stock issuable upon the exercise of options available for issuance under the Plan and covered by this Post-Effective Amendment to the Registration Statement.

                                EXPLANATORY NOTE

         This Post-Effective Amendment No. 1 (the "Post-Effective Amendment") covers an aggregate of 200,000 additional shares (on a post-Reverse Stock Split basis, as discussed below) of the common stock, $0.01 par value per share (the "Common Stock"), of Corrections Corporation of America, a Maryland corporation formerly known as Prison Realty Trust, Inc. and Prison Realty Corporation and successor by merger to CCA Prison Realty Trust (the "Company"), to be issued pursuant to the Corrections Corporation of America 1997 Employee Share Incentive Plan (the "Plan").

         On January 15, 1999, the Company registered an aggregate of 1,300,000 shares of Common Stock to be issued pursuant to the Plan. Following its approval by the Company's Board of Directors and its Compensation Committee, on December 13, 2000 the Company's stockholders considered and approved an amendment to the Plan to, among other things, increase the number of shares of Common Stock reserved and authorized for issuance pursuant to the Plan to an aggregate of 15,000,000 shares. Effective May 18, 2001, the Company completed a reverse split of its Common Stock (the "Reverse Stock Split") pursuant to which every ten shares of the Company's Common Stock, $0.01 par value per share, issued and outstanding immediately prior to the effective time of the Reverse Stock Split was reclassified and changed into one fully paid and nonassessable share of the Company's Common Stock, also $0.01 par value per share. As a result of the Reverse Stock Split, the aggregate number of shares of Common Stock reserved and available for issuance under the Plan has been reduced to an aggregate of 1,500,000 shares and, therefore, an aggregate of 200,000 additional shares are being registered hereunder. Except where indicated otherwise, all references to the Company's Common Stock and related matters herein are on a post-Reverse Stock Split basis.

         Pursuant to General Instruction E to Form S-8, the remaining contents of the original Registration Statement covering the Plan are hereby incorporated by reference.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this Post-Effective Amendment shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in this Post-Effective Amendment or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Post-Effective Amendment modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post Effective Amendment.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The information called for in Part I of Form S-8 is not being filed with or included in this Post-Effective Amendment (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Commission are incorporated by reference into this Post-Effective Amendment:

         (a) The Company's Prospectus (the "Prospectus") filed with the Commission on August 4, 2000 pursuant to Rule 424(b)(4) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as supplemented on September 6, 2000, included in its Registration Statement on Form S-4, filed with the Commission on July 19, 2000 (Registration No. 333-41778) (the "Registration Statement on Form S-4").

         (b) The Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 17, 2001 (File No. 0-25245).

         (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, filed with the Commission on May 15, 2001 (File No. 0-25245).

         (d) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, filed with the Commission on August 13, 2001 (File No. 0-25245).

         (e) The Company's Current Report on Form 8-K, filed with the Commission on February 16, 2001 (File No. 0-25245).

         (f) The Company's Current Report on Form 8-K, filed with the Commission on May 8, 2001 (File No. 0-25245).

         (g) The description of the Company's Common Stock contained under the heading "Proposal to Approve the Merger - Prison Realty Capital Stock" in the Company's Prospectus, including any amendment or report filed subsequent to the date of this Registration Statement for the purpose of updating such description.

         In addition, all other documents and reports filed with the Commission by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement as amended and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Common Stock registered hereby is included in a class of securities registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VI of the Company's Amended and Restated Charter provides that, to the maximum extent that Maryland law from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Company shall be personally liable to the Company or its stockholders for money damages.

         Section 2-418 of the Maryland General Corporation Law (the "MGCL") generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that:
(i) the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the director in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

         Under the provisions of the Company's bylaws, the Company is required to indemnify a current or former director or officer for reasonable expenses incurred if such individual has been successful, on the merits or otherwise, in defense of any proceeding arising out of such individual's official capacity. Under the provisions of its bylaws, the Company is also required to indemnify any current or former director, or any current or former officer in any proceeding arising out of such individual's official capacity, unless it is established that:

         - the proceeding involves an act or omission of such individual which was material to the matter giving rise to the proceeding and was either (i) committed in bad faith; or (ii) was the result of active and deliberate dishonesty;

         - the individual actually received an improper personal benefit in money, property or services; or

         - in the case of a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful.

In addition, under Maryland law, the Company is required to indemnify a current or former director or officer in any proceeding arising out of such individual's official capacity if a court of appropriate jurisdiction determines such individual is entitled to indemnification.

         Under Maryland law, any such indemnification may be against judgments, penalties, settlements and reasonable expenses actually incurred in connection with the proceeding. However, if the proceeding is one by or in the right of the corporation, the Company may not provide indemnification with respect of any proceeding in which the individual is adjudged liable to the corporation. In addition, if the proceeding is one charging improper personal benefit to the individual whether or not involving action in the director's official capacity, indemnification is not permitted if the director is adjudged to be liable on the basis that personal benefit was improperly received.

         Under the Company's bylaws, the Company shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a current or former director or officer, if such individual affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to such individual if it is determined that such standard is not met. Under the Company's bylaws, the Company may also provide to directors or officers additional indemnification or payment or reimbursement of expenses to the fullest extent permitted by Maryland law for directors of Maryland corporations.

         Indemnification under the provisions of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise.

         The statute permits a Maryland corporation to indemnify its officers, employees and agents to the same extent as its directors. The Company's bylaws provide that (i) the Company may, with the approval of its board of directors, indemnify any employee or agent of the Company (or a predecessor) to the extent to which the Company is required to indemnify its directors and officers and
(ii) the Company must indemnify its officers to the same extent it indemnifies directors.

         The Company maintains directors' and officers' liability insurance to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions set forth in such policies.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

NUMBER         DESCRIPTION OF EXHIBIT
------         ----------------------
4.1            Provisions defining the rights of holders of shares of Common Stock of the Company are found in
               Article V of the Amended and Restated Charter of the Company and Article II of the Second
               Amended and Restated Bylaws of the Company (previously filed as Exhibits 3.1 and 3.2, respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 17, 2001 (File No. 0-25245) and incorporated herein by reference).

4.2            Specimen of certificate representing the Company's Common Stock (previously filed as Exhibit
               4.2 to the Company's Registration Statement on Form S-4 (Registration No. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

5.1            Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding the validity of the additional shares of Common Stock being registered.

10.1           Corrections Corporation of America's 1997 Employee Share Incentive Plan (formerly CCA Prison
               Realty Trust's 1997 Employee Share Incentive Plan) (previously filed as Exhibit 10.25 to
               Quarterly Report on Form 10-Q filed with the Commission on August 25, 1997 (File No. 1-13049)
               and incorporated herein by this reference).

10.2           First Amendment to 1997 Employee Share Incentive Plan (previously filed as Appendix B to the
               Company's definitive Proxy Statement relating to the Company's 2000 Annual Meeting of
               Stockholders filed with the Commission on November 20, 2000 (File No. 0-25245) and
               incorporated herein by reference).

23.1           Consent of Stokes Bartholomew Evans & Petree, P.A. (included as part of Exhibit 5.1).

23.2           Consent of Arthur Andersen LLP.

25             Power of Attorney (included on signature page).

ITEM 9.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement as amended hereby:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Post-Effective Amendment which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement as amended hereby. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement as amended hereby or any material change to such information in the Registration Statement as amended hereby.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement as amended hereby shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on the 11th day of September, 2001.


                                    CORRECTIONS CORPORATION OF AMERICA


                                    By:/s/ John D. Ferguson
                                       -----------------------------------------
                                       John D. Ferguson
                                       Chief Executive Officer and President


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints William F. Andrews, John D. Ferguson and Irving E. Lingo, Jr., and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement as amended by this Post-Effective Amendment and any registration statement relating to the same offering as the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ John D. Ferguson                Chief Executive Officer and President       September 11, 2001
------------------------            (Principal Executive Officer),
John D. Ferguson                    Vice Chairman of the Board of
                                    Directors and Director

/s/ Irving E. Lingo, Jr.            Executive Vice President and                September 11, 2001
--------------------------          Chief Financial Officer
Irving E. Lingo, Jr.                (Principal Financial and
                                    Accounting Officer)



/s/ William F. Andrews              Chairman of the Board of                    September 11, 2001
------------------------            Directors and Director
William F. Andrews


/s/ Lucius E. Burch, III            Director                                    September 11, 2001
---------------------------
Lucius E. Burch, III


/s/ John D. Correnti                Director                                    September 11, 2001
----------------------------
John D. Correnti


/s/ C. Michael Jacobi               Director                                    September 11, 2001
---------------------------
C. Michael Jacobi


/s/ John R. Prann, Jr.              Director                                    September 11, 2001
-----------------------------
John R. Prann, Jr.


/s/ Joseph V. Russell               Director                                    September 11, 2001
----------------------------
Joseph V. Russell


/s/ Henri L. Wedell                 Director                                    September 11, 2001
-----------------------------
Henri L. Wedell

                                  EXHIBIT INDEX

NUMBER         DESCRIPTION OF EXHIBIT
------         ----------------------
4.1            Provisions defining the rights of holders of shares of Common Stock of the Company are found in
               Article V of the Amended and Restated Charter of the Company and Article II of the Second
               Amended and Restated Bylaws of the Company (previously filed as Exhibits 3.1 and 3.2, respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 17, 2001 (File No. 0-25245) and incorporated herein by reference).

4.2            Specimen of certificate representing the Company's Common Stock (previously filed as Exhibit
               4.2 to the Company's Registration Statement on Form S-4, filed with the Commission on September 30,
               1998 (Registration No. 333-65017) and incorporated herein by reference).

5.1            Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding the validity of the additional shares of Common Stock being registered.

10.1           Corrections Corporation of America's 1997 Employee Share Incentive Plan (formerly CCA Prison
               Realty Trust's 1997 Employee Share Incentive Plan) (previously filed as Exhibit 10.25 to
               Quarterly Report on Form 10-Q (File No. 1-13049), filed with the Commission on August 25,
               1997 and incorporated herein by this reference).

10.2           First Amendment to 1997 Employee Share Incentive Plan (previously filed as Appendix B to the
               Company's definitive Proxy Statement relating to the Company's 2000 Annual Meeting of
               Stockholders, filed with the Commission on November 20, 2000 (File No. 0-25245) and
               incorporated herein by reference).

23.1           Consent of Stokes Bartholomew Evans & Petree, P.A. (included as part of Exhibit 5.1).

23.2           Consent of Arthur Andersen LLP.

25             Power of Attorney (included on signature page).